SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Oppenheimer MidCap Value Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

      6803 South Tucson Way, Englewood, Colorado 80112

Telephone Number (including area code):  (212) 323-0200

Name and address of agent for service of process:

      Andrew J. Donohue, Esq.
      Executive Vice President & General Counsel
      OppenheimerFunds, Inc.
      Two World Trade Center - Suite 3400
      New York, New York 10048-0203

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
Form N-8A: Yes X     No. __

--------------------------------------------------------------------------------

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 5th day of January, 2001.

                                    Oppenheimer MidCap Value Fund


                                          /s/ Andrew J. Donohue
                                    By: _________________________________
                                              Andrew J. Donohue, Secretary
Attest:

      /s/ Robert G. Zack
By: ______________________________________
        Robert G. Zack, Assistant Secretary